Exhibit 4.1

Execution Version

SUPPLEMENTAL INDENTURE

This Supplemental Indenture is entered into as of February 14, 2020 (this “Supplemental Indenture”), by and among SESI, L.L.C., a Delaware limited liability company (the “Issuer”), Superior Energy Services, Inc., a Delaware corporation (“Superior Energy”), the subsidiary guarantors party to the Indenture referred to below (together with Superior Energy, the “Guarantors”) and The Bank of New York Mellon Trust Company, N.A., a national banking association (the “Trustee”), as Trustee, registrar, authentication agent and paying agent under the Indenture referred to below.

W I T N E S S E T H:

WHEREAS, Superior Energy, the Issuer and the Trustee have heretofore executed and delivered an Indenture dated as of December 6, 2011 (as supplemented, waived or otherwise modified, including by the Supplemental Indenture, dated February 29, 2012, the Supplemental Indenture dated May 7, 2012, the Supplemental Indenture dated August 29, 2014, the Supplemental Indenture dated August 3, 2015, the Supplemental Indenture dated August 17, 2017, and the Supplemental Indenture, dated as of October 20, 2017, the “Indenture”), providing for the issuance of an aggregate principal amount of $800.0 million of 7.125% Senior Notes due 2021 of the Issuer (the “Notes”);

WHEREAS, Section 9.02 of the Indenture provides, among other things, that the Issuer and the Trustee may amend certain terms of the Indenture with the consent of the Holders of a majority of the aggregate principal amount of the Notes then outstanding, and has filed with the Trustee evidence of such consents, all as certified by a certificate of the exchange agent (the “Exchange Agent Certificate”) with respect to the Statement, as the duly appointed agent, attorney-in-fact and proxy of such Holders, which Exchange Agent Certificate has been delivered to the Issuer, the Issuer has delivered to the Trustee simultaneously with the execution and delivery of this Supplemental Indenture the Exchange Agent Certificate, resolutions of its Board of Directors authorizing the execution and delivery of this Supplemental Indenture, an Officers’ Certificate and an Opinion of Counsel relating to this Supplemental Indenture, as contemplated by Sections 9.02 and 9.06, 12.04 and 12.05 of the Indenture, and the Issuer has satisfied all other conditions required under the Indenture to enable the Issuer, the Guarantors and the Trustee to enter into this Supplemental Indenture, and has requested that the Trustee enter into this Supplemental Indenture with it and the other Guarantors; and

WHEREAS, the Issuer has solicited consents to certain amendments to the Indenture (collectively, the “Proposed Amendment”) pursuant to the Offering Memorandum and Consent Solicitation Statement dated as of January 6, 2020 (as amended by the press releases dated January 16, 2020 and January 22, 2020 and Supplement No. 1 to the Offering Memorandum and Consent Solicitation Statement, dated as of January 31, 2020, and as may be further amended or supplemented from time to time, the “Statement”);

WHEREAS, the Issuer has obtained the consent to the Proposed Amendment from the Holders of a majority of the aggregate principal amount of the Notes then outstanding; and

WHEREAS, pursuant to Section 9.02 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties mutually covenant and agree for the benefit of the other parties and for the equal and ratable benefit of the Holders as follows:

ARTICLE I

DEFINITIONS

Section 1.01 Defined Terms. As used in this Supplemental Indenture, terms defined in the Indenture or in the preamble or recital hereto are used herein as therein defined. The words “herein,” “hereof” and “hereby” and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular section hereof.

ARTICLE II

AMENDMENTS

Section 2.01 Amendments.

(a) The definition of “Investment Grade Rating Event Permitted Liens” in the Indenture shall be amended by adding the following as new clauses (15) and (16):

“(15) Liens securing Indebtedness Incurred under Debt Facilities; provided, however, that after giving effect to such Incurrence, the aggregate principal amount of all Indebtedness incurred under this clause (15) (with letters of credit and bankers’ acceptances, if any, being deemed to have a principal amount equal to the maximum potential liability thereunder) and then outstanding does not exceed the greater of (A) $400.0 million and (B) the amount equal to 17.5% of Consolidated Tangible Assets as of the end of the most recent fiscal quarter for which consolidated financial statements of Superior Energy and its Subsidiaries have been provided to the Holders pursuant to the Indenture immediately preceding the date of such Incurrence; and

(16) Liens securing Indebtedness in an aggregate principal amount outstanding at any one time not to exceed $50.0 million.”

(b) Section 4.20 of the Indenture shall be amended by deleting the following clause:

“unless, in the case of clause (a), the aggregate amount of all Secured Indebtedness and the Attributable Debt of all Sale/Leaseback Transactions and, in the case of clause (b), Indebtedness so Incurred or Guaranteed by a Non-Guarantor Subsidiary would not exceed, in the aggregate, 12.5% of Consolidated Tangible Assets (such calculation to exclude from the numerator any Indebtedness secured by Investment Grade Rating Event Permitted Liens).”

ARTICLE III

MISCELLANEOUS

Section 3.01 Effective Time. This Supplemental Indenture shall become effective upon execution hereof by the Trustee, the Issuer and the Guarantors. Notwithstanding the foregoing sentence, Section 2.01 of this Supplemental Indenture shall become operative only upon both (i) the payment of the Total Consent Payment (as defined in the Statement) due to each consenting Holder, on a pro rata basis, and (ii) the occurrence of the Combination on the Combination Exchange Date (each as defined in the Statement), with the result that the amendments to the Indenture effected by Article 2 of this Supplemental Indenture shall not become operative if the Total Consent Payment has not been made or if the Combination has not occurred. The Issuer shall give prompt written notice that payment of the Total Consent Payment has been made, that the Combination has occurred on the Combination Exchange Date, and that the Proposed Amendment has become operative, or if for any reason payment of the Total Consent Payment will not be made or the Combination will not occur, the Issuer shall give prompt written notice that the Proposed Amendment shall not become operative.

Section 3.02 Parties. Nothing expressed or mentioned herein is intended or shall be construed to give any Person, firm or corporation, other than the Holders and the Trustee, any legal or equitable right, remedy or claim under or in respect of this Supplemental Indenture or the Indenture or any provision herein or therein contained.

Section 3.03 Governing Law. This Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York.

Section 3.04 Severability Clause. In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and such provision shall be ineffective only to the extent of such invalidity, illegality or unenforceability.

Section 3.05 Ratification of Indenture; Supplemental Indentures Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder heretofore or hereafter authenticated and delivered shall be bound hereby.

Section 3.06 Counterparts. The parties hereto may sign one or more copies of this Supplemental Indenture in counterparts, all of which together shall constitute one and the same agreement. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

Section 3.07 Headings. The headings of the Articles and the sections in this Supplemental Indenture are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provisions hereof.

Section 3.08 Concerning the Trustee. The Trustee makes no representation or warranty as to the validity or sufficiency of this Supplemental Indenture or with respect to the recitals contained herein, all of which recitals are made solely by the other parties hereto. The Trustee makes no representations as to and shall not be responsible in any manner whatsoever for or in respect of the Statement or with respect to the consents of Holders, all of which recitals are made solely by the Issuer and the Guarantors, and the Trustee assumes no responsibility for the same. All of the provisions contained in the Indenture in respect of the rights, powers, privileges, and immunities of the Trustee shall be applicable in respect of this Supplemental Indenture as fully and with like force and effect as though set forth in full herein. The Issuer and Superior Energy hereby confirms to the Trustee that this Supplemental Indenture has not resulted in a material modification of the Notes for Foreign Accounting Tax Compliance Act (“FATCA”) purposes. The Issuer and Superior Energy shall give the Trustee prompt written notice of any material modification of the Notes deemed to occur for FATCA purposes. The Trustee shall assume that no material modification for FATCA purposes has occurred regarding the Notes, unless the Trustee receives written notice of such modification from the Issuer or Superior Energy.

[Signature pages follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

SESI, L.L.C.

By:	/s/ Westervelt T. Ballard, Jr.
Name:	Westervelt T. Ballard, Jr.
Title:	Executive Vice President, Treasurer and Chief Financial Officer

SUPERIOR ENERGY SERVICES, INC.

By:	/s/ Westervelt T. Ballard, Jr.
Name:	Westervelt T. Ballard, Jr.
Title:	Executive Vice President, Treasurer and Chief Financial Officer

COMPLETE ENERGY SERVICES, INC.

PUMPCO ENERGY SERVICES, INC.

SUPERIOR ENERGY SERVICES – NORTH AMERICA SERVICES, INC.

WARRIOR ENERGY SERVICES CORPORATION

1105 PETERS ROAD, L.L.C.

CONNECTION TECHNOLOGY, L.L.C.

H.B. RENTALS, L.C.

INTERNATIONAL SNUBBING SERVICES, L.L.C.

STABIL DRILL SPECIALTIES, L.L.C.

SUPERIOR ENERGY SERVICES, L.L.C.

SUPERIOR INSPECTION SERVICES, L.L.C.

WORKSTRINGS INTERNATIONAL, L.L.C.

CSI TECHNOLOGIES, L.L.C.

SPN WELL SERVICES, INC.

WILD WELL CONTROL, INC.

By:	/s/ Westervelt T. Ballard, Jr.
Name:	Westervelt T. Ballard, Jr.
Title:	Authorized Representative

[Signature page to 7.125% Senior Notes due 2021 Supplemental Indenture]

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee

By:	/s/ Mitchell L. Brumwell
Name:	Mitchell L. Brumwell
Title:	Vice President

[Signature page to 7.125% Senior Notes due 2021 Supplemental Indenture]